United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2011

OCZ Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue
San Jose, California  95119
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2011, OCZ Technology Group, Inc. (“OCZ”) amended and restated the existing Loan and Security Agreement dated July 9, 2009 with Silicon Valley Bank (“SVB”), pursuant to which OCZ may request advances in an aggregate outstanding amount not to exceed $25.0 million, with a maturity date of February 6, 2012.  The revolving loan bears interest at a variable rate of interest, per annum, ranging between prime +1.5% to prime +2.5%.  The new agreement contains financial covenants for quarterly EBITDA, as defined in the agreement, and a monthly quick-ratio computation.  There are also provisions for letter of credit sub-limits and various operational, reporting, negative and affirmative covenants with which OCZ must comply.  A copy of the Amended and Restated Loan and Security Agreement, which is effective as of February 7, 2011, is attached to this Form 8-K as Exhibit 99.2.

On February 10, 2011, OCZ issued a press release announcing the signing of the Amended and Restated Loan and Security Agreement with SVB.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)	The information set forth in Item 1.01 above is incorporated into this Item 2.03(a) by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits.

Exhibit No.	Document Description

99.1	Press release announcing the Amended and Restated Loan and Security Agreement with SVB, dated February 10, 2011

99.2	Amended and Restated Loan and Security Agreement, dated February 7, 2011

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ Technology Group, Inc.

By:	/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr.
Chief Financial Officer

Date:     February 11, 2011

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Exhibit Index

Exhibit No.	Description

99.1	Press release announcing the Amended and Restated Loan and Security Agreement with SVB, dated February 10, 2011

99.2	Amended and Restated Loan and Security Agreement, dated February 7, 2011

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